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Exhibit 10.6


                                February 15, 1994





Mr. J. A. McAleer, Jr.
Chief Executive Officer
Krispy Kreme Doughnut Corporation
P O Box 83
Winston-Salem, NC 27102-0083


Dear Mac:

The purpose of this letter is to confirm our commitment to you in the event of your retirement or resignation from full time employment with Krispy Kreme within a period of five years from the date hereof.

                                   BACKGROUND

In 1986, during the period of your father's illness, you were managing your father's doughnut shop in Mobile, Alabama with the expectation that, at some point - upon your father's retirement, you would own as well as operate this franchise. At that time, our board requested that you move from Mobile to Winston-Salem to begin employment with Krispy Kreme Doughnut Corporation. You accepted this call which necessitated leaving your employment as manager of your father's Mobile doughnut shop and moving your family to North Carolina. Since that time, you have had a major role in leading our company through the management transition arising out of your father's retirement, building our new management team and leading the company in its growth strategy.

In consideration of your valuable contributions to Krispy Kreme at considerable personal and family sacrifice, we are pleased to make this commitment upon your retirement as a full time employee of Krispy Kreme and resignation from full time employment with Krispy Kreme.

                       OPTION TO ACQUIRE MOBILE OPERATION

1. You will have the option to purchase the company's Mobile operation upon the following terms and conditions:


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Mr. J. A. McAleer, Jr.
February 15, 1994
Page 2
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         Territory:                 Choctaw, Washington, Mobile, Clarke, Monroe,
                                    Conecuh and Baldwin (except that portion granted to Charles C. Scruggs III) counties, Alabama.

         Royalty:                   3% and 1%

         Sales:                     Retail, special order, fund raising and
                                    wholesale.

         Assets Leased:             Real estate, machinery, equipment,
                                    furniture, fixtures, signage, leasehold
                                    improvements and route vehicles used in
                                    Mobile operation.

         Lease Rate:                Six percent (6%) of your gross sales

         Resignation/Retirement:    Upon such retirement or resignation, all
                                    other company compensation, allowance and benefits shall cease.

                       OPTION TO DEVELOP NEW ORLEANS AREA

2. We will enter into a mutually agreeable development agreement with you for the franchise development of the New Orleans area upon the following terms:

         Development Period:        10 years from the date you exercise your
                                    option to acquire the Mobile operation.

         Development Schedule:      One doughnut shop per year.

         Territory:                 St. Bernard, Orleans, Plaquemines, Jefferson
                                    and St. Charles Parishes.

         Franchise Agreement:       The franchise agreement and terms then being
                                    offered to new franchisees.

         Financing:                 We will enter into a "pioneer" arrangement
                                    for the first Krispy Kreme Express similar to the current pioneer plan.


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Mr. J. A. McAleer, Jr.
February 15, 1994
Page 3
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This commitment was approved by the board of directors on February 10, 1994.

Please indicate your agreement by signing below.

                                          KRISPY KREME DOUGHNUT CORPORATION

                                          /s/  Scott A. Livengood

                                          Scott A. Livengood
                                          President


Agreed to

/s/  J.A. McAleer, Jr.
J. A. McAleer, Jr.
Dated:   2/15/1994



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June 11, 1996


Mr. J.A. McAleer, Jr.
Chief Executive Officer
Krispy Kreme Doughnut Corporation
P.O. Box 83
Winston-Salem, NC 27102-0083

Dear Mac:

The purpose of this letter is to confirm changes to a letter of commitment to you dated February 15, 1994. The original letter granted you the option to acquire the Mobile operation and the option to develop the New Orleans area. Pursuant to a Board of Directors resolution dated April 25, 1996, the following changes are made to the attached letter:

                       Option to Acquire Mobile Operation

The terms and conditions of the attached letter remain in force except for the lease rate. Pursuant to the Board of Directors' resolution, you may elect to lease the Mobile operation at the stipulated rate of 6%, or you may elect to purchase the operation with the purchase price being calculated according to the following formula:

         Amount paid for Mobile assets in May 1990 ($1,425,000)
         Inventory on hand (approximate - to be verified at date closing) Accounts receivable (approximate - to be verified at date of closing) Pro-rata share of taxes and licenses (approximate - to be verified at date of closing)

         Total Purchase Price

The balance of the terms of the attached letter agreement with respect to the Mobile operation and with respect to the development of the New Orleans, Louisiana area shall remain unamended and in full force and effect.

Please indicate your agreement by signing below.


Krispy Kreme Doughnut Corporation

/s/  Scott A. Livengood
Scott A. Livengood
President


Agreed to:

/s/  J. A. McAleer, Jr.
J.A. McAleer, Jr.


Dated:  7/22/96



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This resolution was voted on approved by all of the Directors with the exception of Mr. Livengood. Mr. Livengood abstained as he is an interested party to the resolution.


                                   RESOLUTION


         RESOLVED, that Krispy Kreme Doughnut Corporation (the "Corporation") shall contribute, in a Section 118 transaction, all of the assets owned by the Corporation and utilized in connection with its Florence, Kentucky doughnut shop including, but not limited to, any interest it may have in the real property on which such store is operated, whether as tenant or otherwise, and any and all interest it may have in the doughnut store building and its design, to Thornton's Flav-O-Rich Bakery, Incorporated. The Corporation, to the extent necessary, further authorizes all actions to be taken by the Corporation or its subsidiaries pursuant to that certain memorandum to Mark Preston from Gary Tannenbaum dated April 10, 1996, a copy of which is attached hereto and incorporated by reference. The names of the corporations shall be as set forth in such memorandum or as may otherwise be established in accordance with applicable law.

This resolution was approved by all of the Directors.




                                   RESOLUTION


         RESOLVED, that that certain letter agreement by and between the Corporation and Mr. J.A. McAleer, Jr. dated February 15, 1994 and accepted by Mr. McAleer on such date, a copy of which is attached hereto, is amended as follows: With respect to the Corporation's Mobile, Alabama operation, Mr. McAleer shall have the option to lease such operation pursuant to the terms set forth in such letter agreement or to purchase such operation. In the event Mr. McAleer elects to purchase such operation, the purchase price for the Mobile, Alabama operation shall be calculated according to the following formula:

         Amount paid for Mobile assets in May 1990 ($1,425,000)
         Inventory on hand (approximate - to be verified at date of closing) Accounts receivable (approximate - to be verified at date of closing) Pro-rata share of taxes and licenses (approximate - to be verified at date of closing)

         Total Purchase Price

         With respect to any election by Mr. McAleer to develop and/or acquire such Mobile, Alabama and New Orleans, Louisiana markets under the letter agreement (as amended in accordance with this Resolution), Mr. McAleer and the Corporation shall execute such standard agreements as are then executed between the Corporation and its franchisees; provided, however, that such agreements shall be amended to comply with the terms of the aforesaid letter agreement.

         The balance of the terms of said letter agreement with respect to the Mobile, Alabama operation, and with respect to the development of the New Orleans, Louisiana area, shall remain unamended and in full force and effect.

This resolution was voted on and approved by all of the Directors with the exception of Mr. McAleer. Mr. McAleer abstained as he is an interested party to the resolution.